UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 16, 2008

LIFE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-05099	59-0995081
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2900 – 72nd Street North, St. Petersburg, Florida	33710
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (727) 345-9371

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Exhibit Index at Page 5

(Page 1 of 6 Pages)

Non Regulation FD Filing

This Form 8-K is being filed for reasons other than those that would require a filing under Regulation FD.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Simon Srybnik, a director and the President of Life Sciences, Inc. for more than 40 years, and more recently also the Chairman of the Board, Chief Executive Officer and a controlling person of the Company through his beneficial share ownership, resigned on November 6, 2008 as a director and officer of Life Sciences. His resignation was not prompted by a disagreement with Life Sciences, Inc. A copy of Mr. Srybnik’s November 6, 2008 resignation letter is attached to this Form 8-K as Exhibit 17.

Mr. Srybnik’s resignation leaves Alex A. Burns, first elected a director of the Company on June 6, 2000, as the sole director of the Company, and Mr. Burns (Vice President and Secretary), Jun Ma, Ph.D. (Vice President), and Charles M. Kleim (Controller) as the officers of the Company.

Item 8.01.	Other Events.

On September 16, 2008, Life Sciences, Inc. received papers styled “Summons in a Civil Action” and “First Amended Complaint and Jury Demand” in an action originally commenced on August 12, 2008 in the U.S. District Court, Eastern District of New York, by 186-194 Imlay St. Realty Corp. (“Imlay”) for monetary damages exceeding $1,665,000 relating to unpaid rent on Life Sciences’ St. Petersburg, Florida facilities, and associated real property taxes, attorneys’ fees and costs. The complaint (without required exhibits) describes these amounts as due by Life Sciences to Imlay under a Modified Net Real Estate Lease.

On October 22, 2008, a Clerk’s Entry of Default was entered in the action against Life Sciences at the request of counsel for Imlay. Life Sciences sent a letter dated October 29, 2008 to the judge in the case setting forth in summary fashion its belief that it was never served in the case as a result of the lack of compliance with the Federal Rules of Civil Procedure. That letter was entered on the court’s docket on November 4, 2008. Although the court’s docket does not reflect any record activity in the case since that date, Life Sciences received from counsel for Imlay a communication via a commercial courier on November 10, 2008 containing a Notice of Motion for Default Judgment and related papers including of form of proposed Default Judgment.

Life Sciences has never paid any rent on its St. Petersburg, Florida manufacturing, laboratory and office facilities to Imlay since May 1999 when Life Sciences sold that real estate to Imlay and leased it back from Imlay for an five year term ending May 31, 2004. (Following the expiration of that lease term, a new lease was entered into between the same parties for a stated term ending May 31, 2009.) In May 1999 Life Sciences sold the related real estate to Imlay and immediately leased it back as the tenant under the lease that expired on May 31, 2004. The sale by Life Sciences to Imlay satisfied the $859,075 principal portion of the note and mortgage held by Imlay on the property and, via forgiveness of interest and other amounts due by Life Sciences to Imlay, extinguished an additional approximately $764,000 of real estate related indebtedness.

Imlay is controlled by Simon Srybnik, the former (see Item 5.02, above) Chairman of the Board, CEO and President of Life Sciences, and his brother, Louis D. Srybnik. Simon Srybnik and Louis D. Srybnik directly and indirectly through various entities controlled by them beneficially own more than 60% of the Common Stock of the Company. Simon and Louis D. Srybnik also control five other entities that are creditors of Life Sciences. These affiliated entities hold debt of Life Sciences arising under promissory notes originally issued in 2001 that are convertible into Common Stock of the Company at between $1.40 and $2.00 per share. At December 1, 2006, the last maturity date of these notes as extended, the promissory notes represented an aggregate indebtedness of more than $756,000, which aggregate amount would have increased at May 31, 2008 to more than $835,000, assuming the accumulation of interest on the promissory notes after maturity at the ordinary interest rate in the notes. Counsel for these creditor affiliates of Life Sciences advised the Company on July 26, 2008 that these past-due promissory note amounts would be referred for suit in short order.

On an unaudited basis, the Company had net revenues of about $2,370,000 and an operating loss of about $655,000 for its fiscal year ended May 31, 2008, and assets and stockholders’ (deficit) at that date of approximately $2,109,000 and ($1,425,000), compared to net revenues of about $2,497,000 and an operating loss of around $660,000 for the fiscal year ended May 31, 2007, and assets of around $2,418,000 and stockholders’ (deficit) of approximately ($770,000) at that date. Comparable amounts presented in accordance with generally accepted accounting principles are not available, as the financial statements of the Company have not been audited for any period subsequent to May 31, 2000, and as reported in previous filings under the Securities Exchange Act of 1934 with the Securities and Exchange Commission, the Company has failed to file various required periodic reports under the Exchange Act. See, e.g., the Company’s Form 8-K filed with the Commission on April 27, 2005, and the caption “Annual and Other Reports” in the Company’s Form 8-K’s filed with the Commission on March 5, 2004 and April 11, 2005.

The ultimate outcome of these matters is unknown.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 10, 2008.

LIFE SCIENCES, INC.

By:	/s/ Alex A. Burns
Alex A. Burns, Vice
President and Secretary

EXHIBIT INDEX

Exhibit No.	Description	Beginning At Sequential Page No.
17	Letter dated November 6, 2008 from Simon Srybnik	6